Exhibit h(v)

DRAFT

ADDITIONAL COMPENSATION AGREEMENT

            , 2015

Gabelli Funds, LLC

One Corporate Center

Rye, New York 10580-1422

Ladies and Gentlemen:

Reference is made to (i) the Investment Advisory Agreement to be entered into between Gabelli Funds, LLC (the “Adviser”) and The Gabelli Go Anywhere Trust (the “Fund”) and (ii) to the registration statement of the Fund on Form N-2 under the Investment Company Act of 1940, as amended (the “1940 Act”) relating to the offering up to 4,500,000 common shares of beneficial interest, par value $0.001 (the “Common Shares”), and up to 1,500,000 Series A Cumulative Puttable and Callable Preferred Shares, par value $0.001 (the “Preferred Shares,” and together with the Common Shares, the “Shares”), to be offered in combinations each consisting of three Common Shares and one Preferred Share (the “Combinations”), upon the terms and subject to the conditions set forth in such registration statement (the “Registration Statement”), dated [            ], 2015 (the “Offering”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

The Adviser agrees to pay to each broker-dealer that has executed and delivered a soliciting dealer agreement (a “Soliciting Dealer Agreement”) to G.research, Inc., the Fund’s distributor (the “Distributor”), and that has executed this Additional Compensation Agreement and is listed on Schedule A to this Additional Compensation Agreement (each, a “Dealer”) additional compensation (collectively, the “Additional Compensation”) as provided for in Section 3 hereof; provided, however, that such payments shall not, in the aggregate, exceed the “Maximum Additional Compensation Amount” (as defined in Section 4 hereof). The Additional Compensation shall be payable as set forth in Section 3 hereof.

SECTION 1. Dealers. Within [60] days following the closing date of the Offering (i.e., on or about [            ], 201[    ] if the offering is not extended; [            ], 20[    ] if the offering is extended one time; [            ], 20[    ] if the offering is extended a second time) (the “Closing Date”), the Adviser shall prepare or cause to be prepared a chart listing each of the Dealers, which chart shall indicate the gross sales price to the public of the Combinations sold by each Dealer and the Pro Rata Percentage (as defined in Section 2 hereof) of each Dealer and shall be appended as Schedule A to this Additional Compensation Agreement. Such Schedule A shall be prepared in good faith by the Adviser.

SECTION 2. Pro Rata Percentage. Each Dealer shall be assigned a “Pro Rata Percentage,” the numerator of which shall equal the gross sales price to the public of the

Combinations sold by such Dealer in the Offering as set forth on Schedule A hereto and the denominator of which shall equal the aggregate gross offering proceeds from Combinations sold to the public in the Offering.

SECTION 3. Payment of Additional Compensation.

(a) Subject to Section 4, the Adviser shall pay the Additional Compensation, quarterly in arrears, to each Dealer in an amount equal to such Dealer’s Pro Rata Percentage multiplied by [    ]% of the average weekly Managed Assets of the Fund for such quarter. “Managed Assets” means the total assets of the Fund minus the sum of the Fund’s accrued liabilities (other than for investment purposes).

(b) All fees payable hereunder shall be paid to each Dealer by wire transfer of immediately available funds within 15 days following the end of each calendar quarter to a bank account designated by such Dealer At the time of each payment of Additional Compensation hereunder, the Adviser shall deliver to each Dealer receiving an installment of Additional Compensation a statement indicating the amount of the average weekly Managed Assets of the Fund for such quarter on which such payment was based.

(c) The initial payment of Additional Compensation hereunder shall be paid with respect to the calendar quarter ending [            ], 2016, prorated in respect to the period from the Closing Date of the Offering. In the event that this Additional Compensation Agreement terminates prior to the end of a calendar quarter, the Additional Compensation required to be paid hereunder shall be due and payable within 15 days following the termination hereof and shall be pro-rated in respect of the period prior to such termination. Notwithstanding the foregoing, if any payment hereunder would otherwise fall on a day which is not a business day, it shall be due on the next day which is a business day. All fees payable hereunder shall be in addition to any fees paid by the Distributor pursuant to the Soliciting Dealer Agreements.

(d) The Adviser shall be permitted to discharge all or a portion of its payment obligations hereunder upon prepayment in full or in part of the remaining balance due of that portion of the Maximum Additional Compensation Amount (as defined in Section 4) due to each Dealer under this Additional Compensation Agreement as described in this Section 3.

SECTION 4. Maximum Additional Compensation Amount. The “Maximum Additional Compensation Amount” payable by the Adviser to each Dealer hereunder shall be equal to 2.00% of the aggregate gross offering proceeds from the Combinations sold to the public by such Dealer in the Offering (as set forth on Schedule A).

SECTION 5. Term. This Additional Compensation Agreement shall terminate on the earliest to occur of (a) the payment by the Adviser to such Dealer of the Maximum Additional Compensation Amount; (b) the dissolution and winding up of the Fund; (c) the date on which the Investment Advisory Agreement or other investment advisory agreement between the Fund and the Adviser or any successor in interest to the Adviser, including but not limited to an affiliate of the Adviser, shall terminate; or (d) the prepayment by the Adviser of an agreed upon amount in accordance Section 3(d) hereof.

SECTION 6. Not an Investment Adviser. The Adviser acknowledges that the Dealers are not providing any advice hereunder as to the value of securities or regarding the advisability of purchasing or selling any securities for the Fund. No provision of this Additional Compensation Agreement shall be considered as creating, nor shall any provision create, any obligation on the part of any Dealer, and the Dealers are not hereby agreeing, to: (i) furnish any advice or make any recommendations regarding the purchase or sale of portfolio securities or (ii) render any opinions, valuations or recommendations of any kind or to perform any such similar services.

SECTION 7. Not Exclusive. Nothing herein shall be construed as prohibiting any Dealer or its respective affiliates from acting as broker-dealer for any other clients (including other registered investment companies or other investment advisers). This Additional Compensation Agreement shall not be considered to constitute a partnership, association or joint venture between the Adviser and any Dealer. In addition, nothing in this Additional Compensation Agreement shall be construed to constitute any Dealer as the agent or employee of the Adviser or the Adviser as the agent or employee of any Dealer and none of the parties hereto shall make any representation to the contrary.

SECTION 8. No Liability. It is understood that each Dealer is being engaged hereunder solely to provide the services described above and the Adviser agrees that a Dealer shall not be liable to the Adviser or the Fund for any act or omission to act by such Dealer in the course of its performance of services pursuant to and in accordance with this Additional Compensation Agreement in the absence of gross negligence, bad faith or willful misconduct on the part of such Dealer. The Adviser agrees to indemnify and hold harmless each Dealer and its respective officers, directors, agents and employees against any loss or expense arising out of or in connection with any claim, suit, action or proceeding with respect to such Dealer’s performance of services pursuant to and in accordance with this Additional Compensation Agreement, except to the extent that any such loss or expense resulted from the gross negligence, bad faith or willful misconduct on the part of such Dealer. This provision shall survive the termination, expiration or supersession of this Additional Compensation Agreement.

SECTION 9. Assignment. This Additional Compensation Agreement may not be assigned by any party without the prior written consent of each party.

SECTION 10. Amendment; Waiver. No provision of this Additional Compensation Agreement may be amended or waived except by an instrument in writing signed by the parties hereto.

SECTION 11. Governing Law. This Additional Compensation Agreement will be governed by and construed in accordance with the laws of the State of New York.

SECTION 12. Submission to Jurisdiction. Except as set forth below, no claim (a “Claim”) which relates to the terms of this Additional Compensation Agreement or the transactions contemplated hereby may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have jurisdiction over the adjudication of such matters, and each of the Adviser and the Dealers consent to the jurisdiction of such courts and personal service with respect thereto. Each of the Adviser (on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates) and the Dealers waive all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Additional Compensation Agreement. Each of the Adviser and the Dealers agree that a final judgment in any such action, proceeding or counterclaim brought in any such court shall be conclusive and binding upon the Adviser or the Dealer, as the case may be, and may be enforced in any other courts in the jurisdiction of which the Adviser or the Dealers are or may be subject, by suit upon such judgment.

SECTION 13. Entire Agreement. This Additional Compensation Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this Additional Compensation Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Additional Compensation Agreement, which will remain in full force and effect and be interpreted to give effect to the intent of the parties manifested thereby. This Additional Compensation Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by the Adviser and each Dealer.

SECTION 14. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Adviser, will be mailed, delivered or telegraphed and confirmed to Gabelli Funds, LLC, One Corporate Center, Rye, New York 10580, Attention: Agnes Mullady, and, if to [            ], will be mailed, delivered or telegraphed and confirmed to [            ].

SECTION 15. Counterparts. This Additional Compensation Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Adviser and the Dealers in accordance with its terms.

Very truly yours,

[ ]

By:
Name:
Title:

CONFIRMED AND ACCEPTED,

as of the date first above written:

GABELLI FUNDS, LLC

By:
Name:
Title:

SCHEDULE A

Name of Dealer	Gross Sales Price of Combinations Sold to the Public	Pro Rata Percentage
[ ]	$[ ]	[ ]%
[ ]	$[ ]	[ ]%